As filed with the Securities and Exchange Commission on September 15, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tencent Music Entertainment Group

(Exact Name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Unit 3, Building D, Kexing Science Park

Kejizhongsan Avenue, Hi-tech Park, Nanshan District

Shenzhen, 518057, the People’s Republic of China

+86-755-8601-3388

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Zhu Liang

Chief Executive Officer

Tencent Music Entertainment Group

Unit 3, Building D, Kexing Science Park

Kejizhongsan Avenue, Hi-tech Park

Nanshan District, Shenzhen, 518057

the People’s Republic of China

+86-755-8601-3388

Li He, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533-3300

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS

Tencent Music Entertainment Group

Class A Ordinary Shares

We may from time to time in one or more offerings offer and sell our Class A ordinary shares, par value $0.000083 per share, including Class A ordinary shares represented by American depositary shares, or ADSs.

In addition, from time to time, the selling shareholders (if any) to be named in a prospectus supplement may offer and sell our Class A ordinary shares or ADSs held by them. The selling shareholders (if any) may sell our Class A ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of our Class A ordinary shares or ADSs by the selling shareholders (if any).

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” of this prospectus.

The ADSs are listed on the New York Stock Exchange under the symbol “TME.” On September 14, 2022, the last reported sale price of the ADSs on the New York Stock Exchange was US$4.78 per ADS.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 18 of this prospectus, included in any prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.

Tencent Music Entertainment Group is a Cayman Islands holding company. It does not engage in operations itself but rather conducts its operations through its PRC subsidiaries and consolidated variable interest entities, or the VIEs. However, we and our direct and indirect subsidiaries do not, and it is virtually impossible for them to, have any equity interests in the VIEs in practice as current PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services and online cultural services. As a result, we depend on certain contractual arrangements with the VIEs to operate a significant portion of our business. The VIEs are owned by certain nominee shareholders, not us. Investors of our ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities issued by our subsidiaries and the VIEs. Investors who are non-PRC residents may never directly hold equity interests in the VIEs under current PRC laws and regulations. As used in this prospectus, “we,” “us,” “our company,” “our,” or “TME” refers to Tencent Music Entertainment Group and its subsidiaries, and, in the context of describing our consolidated financial information, business operations and operating data, the VIEs.

Our corporate structure involves unique risks to investors in the ADSs. In 2019, 2020 and 2021, the amount of revenues generated by the VIEs accounted for 99.8%, 99.8% and 99.1%, respectively, of our total net revenues. As of December 31, 2020 and 2021, total assets of the VIEs, excluding amounts due from other companies in the Group, equaled to 26.5% and 26.9% of our consolidated total assets as of the same dates, respectively. Our contractual arrangements with the VIEs have not been tested in court. If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect our ability to consolidate the financial results of the VIEs and the financial performance of our company as a whole. Our ADSs may decline in value or become worthless if we are unable to effectively enforce our contractual control rights over the assets and operations of the VIEs that conduct a significant portion of our business in China. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure” in our annual report on Form 20-F for the fiscal year ended December 31, 2021, or our 2021 Form 20-F.

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China. The PRC regulatory authorities have significant authority to exert influence on the ability of a China-based company, like us, to conduct its business, accept foreign investments or be listed on a U.S. stock exchange. For example, we face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, cybersecurity and data privacy, as well as the lack of inspection from the U.S. Public Company Accounting Oversight Board, or PCAOB, on our auditor. The PRC regulatory authorities may also intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC regulatory authorities have recently published new policies that significantly affected our industry, and we cannot rule out the possibility that they will in the future further release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Any such action, once taken by the PRC regulatory authorities, could cause the value of our securities to significantly decline or in extreme cases, become worthless. For a detailed description of risks relating to doing business in China, please refer to “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China” in our 2021 Form 20-F.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations. Our auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is currently not inspected by the PCAOB. Final rules implementing the submission and disclosure requirements in the HFCAA were adopted by the SEC on December 2, 2021 and generally became effective on January 10, 2022. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections. On May 26, 2022, we were conclusively identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completed by the PCAOB in connection with our filing of our 2021 Form 20-F. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB is expected to reassess its determinations for purposes of the HFCAA by the end of 2022. However, uncertainties exist with respect to the implementation of these provisions and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Statement of Protocol. For the details of the risks associated with the enactment of the HFCAA, see “Risk Factors—Risks Related to Doing Business in China—The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections,” “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be delisted and our ADSs and shares prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect and fully investigate auditors located in China. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations that the PCAOB is unable to inspect and investigate completely. Under the current law, delisting and prohibition from over-the-counter trading in the U.S. could take place in 2024,” and “Risk Factors—Risks Related to Doing Business in China—The potential enactment of the Accelerating Holding Foreign Companies Accountable Act would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ADSs may be prohibited from over-the-counter trading or delisted. If this bill is enacted, our ADSs could be delisted from the exchange and prohibited from over-the-counter trading in the U.S. in 2023” in Exhibit 99.1 to the Supplemental 6-K.

Tencent Music Entertainment Group is a holding company with no material operations of its own, and we conduct our operations primarily through our PRC subsidiaries and the VIEs. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries which, in turn, depends on the payment of the service fees and royalty payments to our PRC subsidiaries by the VIEs in the PRC pursuant to certain contractual arrangements. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance, or PRC GAAP. In accordance with PRC company laws, our PRC subsidiaries and the VIEs must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. For more details, see “Our Company—Transfer of Funds and Other Assets through Our Organization” in this prospectus.

This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2022.

i

ABOUT THIS PROSPECTUS

We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

•	“ADSs” refers to the American depositary shares, each representing two Class A ordinary shares;

•	“Beijing Gongse” refers to Beijing Gongse Enterprise Management Co., Ltd., one of the VIEs;

•	“Beijing Shangqin” refers to Beijing Shangqin Culture Management Partnership (Limited Partnership), one of the VIEs;

•	“Beijing Yuzhong” refers to Beijing Yuzhong Entertainment Culture Partnership (Limited Partnership), one of the VIEs;

•	“Beijing Zhizheng” refers to Beijing Zhizheng Music Culture Co., Ltd., one of the VIEs;

•	“Beijing Kuwo” refers to Beijing Kuwo Technology Co., Ltd., one of the VIEs;

•	“CAC” refers to the Cyberspace Administration of China;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

•	“Guangxi Hexian” refers to Guangxi Hexian Investment Management Co., Ltd., one of the VIEs;

•	“Guangxi Qingse” refers to Guangxi Qingse Venture Capital Co., Ltd., one of the VIEs;

•	“Guangzhou Kugou” refers to Guangzhou Kugou Computer Technology Co., Ltd., one of the VIEs;

•	“Group” refers to our company, its subsidiaries, its controlled structured entities (“variable interest entities,” or “VIEs”) and their subsidiaries;

•	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

•	“Hong Kong dollars” or “HK$” refers to the legal currency of Hong Kong SAR;

•	“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board;

•	“ordinary shares” refers to our ordinary shares of par value US$0.000083 per share;

•

“paying users” for our online music services (i) for any given quarter refers to the average of the number of users whose subscription packages remain active as of the last day of each month of that quarter; and (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users for our online music services for any given period excludes the number of users who only purchase digital music singles and albums during such period because these purchasing patterns tend to reflect specific releases, which may fluctuate from period to period;

•

“paying users” for our social entertainment services (i) for any given quarter refers to the average of the number of paying users for each month in that quarter; (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users of our social entertainment services for a given month refers to the number of users who contribute revenues to our social entertainment services (primarily through purchases of virtual gifts or premium memberships) during that month;

•	“Qianhai Daizheng” refers to Shenzhen Qianhai Daizheng Music Culture Co., Ltd., one of the VIEs;

•	“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

•	“Shenzhen Lanren” refers to Shenzhen Lanren Online Technology Co, Ltd., which we acquired in March 2021;

•	“Shenzhen Ultimate Music” refers to Shenzhen Ultimate Music Culture and Technology Co., Ltd., one of the VIEs;

•	“Spotify” refers to Spotify Technology S.A., one of our principal shareholders;

•	“Tencent” refers to Tencent Holdings Limited, our controlling shareholder;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

•

“we,” “us,” “our company,” “our” or “TME” refer to Tencent Music Entertainment Group (or, where the context requires, its predecessor), its subsidiaries and, in the context of describing our operations and consolidated financial information, its VIEs;

•	with respect to MAU data used in this prospectus:

•

“mobile MAUs” or “PC MAUs” for a given month (i) with respect to each of our products (except WeSing) is measured as the number of unique mobile or PC devices, as the case may be, through which such product is accessed at least once in that month; and (ii) with respect to WeSing, is measured as the number of user accounts through which WeSing is accessed at least once in that month;

•	“mobile MAUs” for a given period refers to the monthly average of the sum of the mobile MAUs for that period;

•

“online music mobile MAUs” for a given month refers to the sum of mobile MAUs of our music products, including QQ Music, Kugou Music and Kuwo Music, for that month; duplicate access of different services by the same device is not eliminated from the calculation;

•

“social entertainment mobile MAUs” for a given month refers to the sum of mobile MAUs that have accessed the social entertainment services offered by (i) WeSing; (ii) Kugou’s Live Streaming services; (iii) Kuwo’s Live Streaming services; (iv) Kugou Changchang; and (v) QQ Music’s Live Streaming services; duplicate access of different services by the same user account or device is not eliminated from the calculation;

•	“social entertainment mobile MAUs” for a given period refers to the monthly average of the sum of the social entertainment mobile MAUs for that period; and

•

our MAUs are calculated using internal company data, treating each distinguishable user account or service as a separate MAU even though some users may access our services using more than one user account or device and multiple users may access our services using the same user account or device.

Substantially all of our operations are conducted in China and all of our revenues is denominated in Renminbi. Our reporting currency is the Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at RMB6.3393 to US$1.00, the noon buying rate on March 31, 2022 set forth in the H.10 statistical release of the U.S. Federal Reserve Board. In addition, unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were made at a rate of HK$7.8325 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2022. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Many of the forward-looking statements contained in this prospectus and the documents incorporated by reference herein can be identified by the use of forward-looking words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “likely to,” “may,” “plan,” “potential,” “should” and “will” or other similar expressions.

Forward-looking statements appear in a number of places in this prospectus and the documents incorporated by reference in this prospectus, and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Item 3. Key Information— 3.D. Risk Factors” in our 2021 Form 20-F. These risks and uncertainties include factors relating to:

•	our growth strategies;

•	our future business development, financial condition and results of operations;

•	our ability to retain, grow and engage our user base and expand our music and audio entertainment content offering;

•	our ability to retain and grow our paying users and drive their spending on our services;

•	expected changes in our revenues, content-related costs and operating margins;

•	our ability to retain key personnel and attract new talent;

•	competition landscape in China’s online music and audio entertainment industry;

•	general economic, political, demographic and business conditions in China and globally;

•	the regulatory environment in which we operate; and

•	other risk factors discussed under the section entitled “Item 3. Key Information— 3.D. Risk Factors” in our 2021 Form 20-F.

This list of important factors is not exhaustive. We would like to caution you not to place undue reliance on these forward-looking statements as predictions of future events. We operate in a rapidly evolving environment. New risks emerge from time to time, and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We qualify all of our forward-looking statements by these cautionary statements. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

OUR COMPANY

Who We Are

Music is a universal passion. No matter who we are, where we come from, we all have our favorite songs, albums or artists. Music enriches our lives by reaching us in deeply personal ways and connecting us with each other through engaging, social and fun experiences. We are pioneering the way people enjoy online music and music-centric social entertainment services.

We offer an all-in-one online entertainment experience for people to discover, listen, sing, watch, perform and socialize around music. To bring a more diversified experience to our users, we have also expanded our platform to offer long-form audio services. We believe music and audio content can deliver experiences that are visual, immersive, interactive, socially engaging and fun.

Just as we value our users, we also respect those who create content. This is why we champion copyright protection and work relentlessly to support our content partners with broad audience outreach and valuable resources and technology. Through years of efforts, we help promote a more sustainable music entertainment industry in China. Our scale, technology, commitment to copyright protection, and ability to promote original works have made us a preferred partner for musicians and content owners.

Today, we are the largest online music entertainment platform in China in terms of MAU, according to iResearch, with 604 million online music mobile MAUs and 162 million social entertainment mobile MAUs in the first quarter of 2022. We also had China’s largest music content library as of March 31, 2022 in terms of number of tracks, according to iResearch. Our mission is to use technology to elevate the role of music in people’s lives, by enabling them to create, enjoy, share and interact with music.

What We Offer On Our Platform

The TME platform is an all-in-one music and audio entertainment destination that allows users to seamlessly engage with a broad range of music and audio content in many ways, including discovering, listening, singing, watching, performing and socializing. We adopt a dual engine content-and-platform strategy to constantly enrich content offerings on our platform, while empowering content creation and distribution and delivering a compelling user experience. Through our vibrant community, technologies, and visual and interactive features, we enhance our user experience, engagement and retention.

•	Online music services, primarily our QQ Music, Kugou Music and Kuwo Music, enable users to discover, enjoy and share music in personalized ways. We provide a broad range of features for music discovery, including smart recommendations, music ranking charts, playlists, official music accounts and digital releases. We also offer comprehensive long-form audio content including audiobooks, podcasts and talk shows, as well as music-oriented video content including music videos, live performances and short videos.

•

Social entertainment services allow our users to sing, watch and socialize on our platform. We deliver online karaoke services primarily through WeSing, which enables users to sing along from our vast library of karaoke songs and share their performances either in audio or video formats with friends. We also deliver music-centric live streaming services primarily through the “Live Streaming” tab on QQ Music, Kugou Music, Kuwo Music, WeSing, Kugou Live and Kuwo Live, providing an interactive online stage for performers and users to showcase their talent and engage with a diverse audience base.

Our strong financial performance showcases our ability to create value for both users and content partners. Our revenues increased from RMB25.4 billion in 2019 to RMB29.2 billion in 2020, and further to RMB31.2 billion in 2021, and we recorded revenues of RMB6.6 billion (US$1.0 billion) in the first quarter of 2022. We achieved a net profit of RMB4.0 billion in 2019, RMB4.2 billion in 2020, RMB3.2 billion in 2021 and RMB0.6 billion (US$0.1 billion) in the first quarter of 2022.

Corporate Information

Our corporate headquarters is located at Unit 3, Building D, Kexing Science Park, Kejizhongsan Avenue, Hi-Tech Park, Nanshan District, Shenzhen, 518057, the People’s Republic of China. Our telephone number at this address is +86-755-8601-3388. Our registered office in the Cayman Islands is located at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities registered by the registration statement of which this prospectus is a part.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at ir.tencentmusic.com. The information contained on our website is not a part of this prospectus.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including our 2021 Form 20-F.

Our Holding Company Structure and the VIE Contractual Arrangements

We are a Cayman Islands company and currently conduct substantially all of our business operations in the PRC through our subsidiaries incorporated in the PRC, and the VIEs. Our PRC subsidiaries control the VIEs in the PRC through a series of contractual arrangements. We conduct a significant portion of our businesses in China through the VIEs. It is the VIEs that hold our key operating licenses, provide services to our customers, and enter into contracts with our suppliers. We operate our businesses this way because PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services and online cultural services. These contractual arrangements entered into with the VIEs allow us to receive substantially all of the economic benefits of the VIEs and have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law. These contractual arrangements include the operating agreement, equity pledge agreement, exclusive purchase option agreement, shareholder voting right trust agreement, loan agreement, and cooperation agreement, as the case may be. As a result of these contractual arrangements, we exert effective control over, and are considered the primary beneficiary of, the VIEs and consolidate their operating results in our financial statements under IFRS.

Our corporate structure involves unique risks to investors in the ADSs. In 2019, 2020 and 2021, the amount of revenues generated by the VIEs accounted for 99.8%, 99.8% and 99.1%, respectively, of our total net revenues. As of December 31, 2020 and 2021, total assets of the VIEs, excluding amounts due from other companies in the Group, equaled to 26.5% and 26.9% of our consolidated total assets as of the same dates, respectively. Our contractual arrangements with the VIEs have not been tested in court. If the PRC government deems that our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to material penalties or be forced to relinquish our interests in those operations or otherwise significantly change our corporate structure. We and our investors face significant uncertainty about potential future actions by the PRC government that could affect the legality and enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect our ability to consolidate the financial results of the VIEs and the financial performance of our company as a whole. Our ADSs may decline in value or become worthless if we are unable to effectively enforce our contractual control rights over the assets and operations of the VIEs that conduct a significant portion of our business in China.

The VIEs are owned by certain nominee shareholders and we do not have any equity interests in the VIEs. As a result, control through these contractual arrangements may be less effective than direct ownership, and we could face heightened risks and costs in enforcing these contractual arrangements, because there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the legality and enforceability of these contractual arrangements. If the PRC government finds such agreements to be illegal, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure” in our 2021 Form 20-F for detailed discussion.

The following diagram illustrates our corporate structure, including our principal subsidiaries and the VIEs as of the date of this prospectus:

Notes:

(1)

Shareholders of Guangzhou Kugou and their respective shareholdings and relationship with our company are as follows: (i) Linzhi Lichuang Information Technology Co., Ltd. (99.47%), an entity controlled by Tencent; (ii) Ms. Meiqi Wang (0.12%), spouse of our former Co-President and director, Mr. Guomin Xie; (iii) Mr. Zhongwei Qiu (0.12%), a nominee shareholder designated by affiliates of PAG Capital Limited, a minority shareholder of our company; (iv) Shenzhen Litong Industry Investment Fund Co., Ltd. (0.08%), an entity controlled by Tencent; (v) Mr. Zhenyu Xie (0.08%), our President, Chief Technology Officer and director; (vi) Mr. Liang Tang (0.03%), our former director; (vii) certain individuals and entities, including Zhuhai Hengqin Red Land Red Sea Venture Capital Co., Ltd. (0.03%), Mr. Jianming Dong (0.02%), Ms. Huan Hu (0.01%), Ms. Yaping Gao (0.01%), Hangzhou Yong Xuan Yong Ming Equity Investment Partnership (Limited Partnership) (0.01%) and Mr. Hanjie Xu (0.01%), as nominee shareholders designated by certain minority shareholders of our company; and (viii) Guangzhou Lekong Investment Partnership (Limited Partnership) (0.01%), an employee equity incentive platform of Guangzhou Kugou, with Mr. Zhenyu Xie being its general partner. Guangzhou Kugou operates Kugou Music and Kugou Live.

(2)

Shareholders of Beijing Kuwo and their respective shareholdings and relationship with our company are as follows: (i) Linzhi Lichuang Information Technology Co., Ltd. (61.64%), an entity controlled by Tencent; (ii) Qianhai Daizheng (23.02%); and (iii) Mr. Lixue Shi (15.34%), our Group Vice President. Beijing Kuwo operates Kuwo Music and Kuwo Live.

(3)

Shareholders of Beijing Gongse and their respective shareholdings and relationship with our company are as follows: (i) Mr. Qihu Yang (20%), our General Counsel; (ii) Mr. Dejun Gu (20%), the head of our human resources department; and (iii) Ms. Xing Chen (20%), Ms. Yueting Luo (20%) and Mr. Yunheng Liang (20%), all of whom are employees of our company.

(4)

Partners of Beijing Shangqin are Beijing Gongse (0.0005%) (the general partner), Mr. Qihu Yang (19.9999%), Mr. Dejun Gu (19.9999%), Ms. Xing Chen (19.9999%), Ms. Yueting Luo (19.9999%) and Mr. Yunheng Liang (19.9999%).

(5)

Partners of Beijing Yuzhong are Beijing Gongse (0.0005%) (the general partner), Mr. Qihu Yang (19.9999%), Mr. Dejun Gu (19.9999%), Ms. Xing Chen (19.9999%), Ms. Yueting Luo (19.9999%) and Mr. Yunheng Liang (19.9999%).

(6)	Shareholders of Beijing Zhizheng are Beijing Shangqin (50%) and Beijing Yuzhong (50%).

(7)	Tencent Music Shenzhen operates QQ Music and WeSing.

Transfer of Funds and Other Assets

Under relevant PRC laws and regulations, we are permitted to remit funds to the VIEs through loans rather than capital contributions. The VIEs fund their operations primarily using cash generated from operating and financing activities.

As of December 31, 2021, Tencent Music Entertainment Group had made cumulative capital contributions of US$947 million to our PRC subsidiaries through intermediate holding company and were accounted as long-term investments of Tencent Music Entertainment Group. These funds have been used by our PRC subsidiaries for their operations. As of December 31, 2021, the loan balance owed by the VIEs from our PRC subsidiaries was RMB98 million. Our PRC subsidiaries maintained certain personnel for content production, sales and marketing, research and development, and general and administrative functions to support the operations of the VIEs. In 2019, 2020 and 2021, the VIEs transferred RMB11,769 million, RMB15,372 million and RMB17,743 million (US$2,784 million), respectively, to our PRC subsidiaries as payment of services fees (“Service Charges”). In 2019, 2020 and 2021, the intercompany fund transfers from our PRC subsidiaries to the VIEs amounted to RMB53 million, RMB717 million and RMB3,524 million (US$553 million), respectively, for treasury management purpose.

As advised by our PRC legal advisor, for any amounts owed by the VIEs to our PRC subsidiaries under the VIE agreements, unless otherwise required by PRC tax authorities, we are able to settle such amounts without limitations under the current effective PRC laws and regulations, provided that the VIEs have sufficient funds to do so. Tencent Music Entertainment Group has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend that such profits will be permanently reinvested by such subsidiaries and VIEs for their PRC operations. As of December 31, 2021, the total amount of undistributed profits from the PRC subsidiaries and the VIEs for which no withholding tax had been accrued was RMB19,107 million (US$2,998 million), and the unrecognized tax liabilities were RMB1,911 million (US$300 million). See “Item 8. Financial Information—8.A. Consolidated Statements and Other Financial Information—Dividend Policy” in our 2021 Form 20-F.

For the purpose of illustration, the below table reflects the hypothetical taxes that might be required to be paid within China, assuming that: (i) we have taxable earnings, and (ii) we determine to pay a dividend in the future:

Taxation Scenario Statutory Tax and Standard Rates
Hypothetical pre-tax earnings	100%
Tax on earnings at statutory rate of 25%	-25%
Net earnings available for distribution	75%
Withholding tax at standard rate of 10%*	-7.5%
Net distribution to Parent/Shareholders	67.5%

Note:

*

The PRC Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise, or FIE, to its immediate holding company outside of China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with China, subject to a qualification review at the time of the distribution. For purposes of this hypothetical example, the table above assumes a maximum tax scenario under which the full withholding tax would be applied.

The table above has been prepared under the assumption that all profits of the VIEs will be distributed as fees to our PRC subsidiaries under tax neutral contractual arrangements. If in the future, the accumulated earnings of the VIEs exceed the fees paid to our PRC subsidiaries, or if the current and contemplated fee structure between the intercompany entities is determined to be non-substantive and disallowed by Chinese tax authorities, we have other tax-planning strategies that can be deployed on a tax neutral basis.

Should all tax planning strategies fail, the VIEs could, as a matter of last resort, make a non-deductible transfer to our PRC subsidiaries for the amounts of the stranded cash in the VIEs. This would result in the double taxation of earnings: one at the VIE level (for non-deductible expenses) and one at the PRC subsidiary level (for presumptive earnings on the transfer). Such a transfer and the related tax burdens would reduce our after-tax income to approximately 50.6% of the pre-tax income. Our management is of the view that the likelihood that this scenario would happen is remote.

Condensed Consolidating Schedule

The following tables present the summary statements of operations for the VIEs and other entities for the periods presented.

	For the Year Ended December 31, 2019
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
Revenues	148	25,379	10,129	1,073	(11,295)[d]	25,434
Cost of revenues	(252)	(18,852)	(6,575)	(206)	9,124 [d]	(16,761)

Gross (loss)/profit	(104)	6,527	3,554	867	(2,171)	8,673
Operating (loss)/profit	(88)	1,631	2,779	297	3	4,622
(Loss)/profit before income tax	(129)	1,607	2,851	206	5	4,540
Income from subsidiaries and VIEs	4,111	—	1,329	3,905	(9,345)	—
Profit for the year	3,982	1,323	3,901	4,111	(9,340)	3,977

	For the Year Ended December 31, 2020
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
Revenues	—	29,094	11,935	837	(12,713)[d]	29,153
Cost of revenues	—	(21,889)	(8,167)	(78)	10,283 [d]	(19,851)

Gross profit	—	7,205	3,768	759	(2,430)	9,302
Operating (loss)/profit	(260)	1,966	2,728	275	1	4,710
(Loss)/profit before income tax	(331)	1,936	2,717	307	3	4,632
Income from subsidiaries and VIEs	4,466	—	1,625	4,155	(10,246)	—
Profit for the year	4,176	1,625	4,152	4,466	(10,243)	4,176

	For the Year Ended December 31, 2021
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
Revenues	—	30,949	15,393	1,920	(17,018)[d]	31,244
Cost of revenues	—	(25,278)	(10,258)	(992)	14,688 [d]	(21,840)

Gross profit	—	5,671	5,135	928	(2,330)	9,404
Operating (loss)/profit	(201)	(56)	3,354	713	(10)	3,800
(Loss)/profit before income tax	(298)	(34)	3,337	634	(7)	3,632
Income/(loss) from subsidiaries and VIEs	3,526	—	(206)	2,903	(6,223)	—
Profit/(loss) for the year	3,257	(209)	2,903	3,494	(6,230)	3,215

The following tables present the summary balance sheet data for the VIEs and other entities as of the dates presented.

	As of December 31, 2020
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
ASSETS
Non-current assets
Investments in subsidiaries	28,158	—	—	19,214	(47,372)[b]	—
Investments in VIEs	—	—	10,229	—	(10,229)[b]	—
Intangible assets and goodwill	13,605	5,358	550	4	(5)[a]	19,512
Investments accounted for using equity method	—	575	—	1,680	—	2,255
Financial assets at fair value through other comprehensive income	—	—	—	9,771	—	9,771
Prepayments, deposits and other assets	50	876	30	—	—	956
Term deposits	—	—	2,953	—	—	2,953
Others	—	585	422	132	—	1,139

	41,813	7,394	14,184	30,801	(57,606)	36,586

Current assets
Amounts due from subsidiaries and VIEs	3,312	7,668	3,029	30	(14,039)[c]	—
Prepayments, deposits and other assets	174	267	1,813	592	—	2,846
Term deposits	7,758	—	7,100	—	—	14,858
Cash and cash equivalents	5,686	1,397	3,952	93	—	11,128
Others	—	1,368	1,225	262	—	2,855

	16,930	10,700	17,119	977	(14,039)	31,687

Total assets	58,743	18,094	31,303	31,778	(71,645)	68,273

LIABILITIES
Non-current liabilities
Notes payable	5,175	—	—	—	—	5,175
Others	29	393	304	39	—	765

	5,204	393	304	39	—	5,940

Current liabilities
Amounts due to subsidiaries and VIEs	671	1,476	8,563	3,287	(13,997)[c]	—
Deferred revenue	—	1,569	—	39	—	1,608
Others	623	3,941	3,180	250	—	7,994

	1,294	6,986	11,743	3,576	(13,997)	9,602

Total liabilities	6,498	7,379	12,047	3,615	(13,997)	15,542

Total equity	52,245	10,715	19,256	28,163	(57,648)	52,731

	As of December 31, 2021
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in millions)
ASSETS
Non-current assets
Investments in subsidiaries	29,149	—	—	22,850	(51,999)[b]	—
Investments in VIEs	—	—	10,288	—	(10,288)[b]	—
Intangible assets and goodwill	14,173	6,891	886	12	(12)[a]	21,950
Investments accounted for using equity method	—	638	—	2,961	—	3,599
Financial assets at fair value through other comprehensive income	—	—	—	7,302	—	7,302
Prepayments, deposits and other assets	9	151	559	24	—	743
Term deposits	—	50	4,253	—	—	4,303
Others	—	992	1,432	142	—	2,566

	43,331	8,722	17,418	33,291	(62,299)	40,463

Current assets
Amounts due from subsidiaries and VIEs	4,391	5,049	3,422	11	(12,873)[c]	—
Prepayments, deposits and other assets	83	843	1,805	—	—	2,731
Term deposits	7,609	—	5,160	—	—	12,769
Cash and cash equivalents	1,061	634	4,504	392	—	6,591
Others	—	2,869	1,028	803	—	4,700

	13,144	9,395	15,919	1,206	(12,873)	26,791

Total assets	56,475	18,117	33,337	34,497	(75,172)	67,254

LIABILITIES
Non-current liabilities
Notes payable	5,062	—	—	—	—	5,062
Others	66	416	205	—	—	687

	5,128	416	205	—	—	5,749

Current liabilities
Amounts due to subsidiaries and VIEs	826	503	7,133	4,413	(12,875)[c]	—
Deferred revenue	—	1,834	—	—	—	1,834
Others	204	4,333	3,149	930	—	8,616

	1,030	6,670	10,282	5,343	(12,875)	10,450

Total liabilities	6,158	7,086	10,487	5,343	(12,875)	16,199

Total equity	50,317	11,031	22,850	29,154	(62,297)	51,055

The following tables present the summary cash flow data for the VIEs and other entities for the periods presented.

	For the Year Ended December 31, 2019
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments		Consolidated totals
	(RMB in millions)
Net cash inflow/(outflow) from operating activities	745	(182)	4,996	641	—	[e]	6,200
Net cash inflow/(outflow) from investing activities	696	(185)	(7,749)	(32)	(832)[f]		(8,102)
Net cash inflow/(outflow) from financing activities	108	(34)	(42)	(895)	832	[f]	(31)

Net increase/(decrease) in cash and cash equivalents	1,549	(401)	(2,795)	(286)	—		(1,933)

Cash and cash equivalents, beginning of the year	9,321	1,728	5,794	513	—		17,356
Exchange differences on cash and cash equivalents	—	—	—	3	—		3

Cash and cash equivalents, end of the year	10,870	1,327	2,999	230	—		15,426

	For the Year Ended December 31, 2020
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments		Consolidated totals
	(RMB in millions)
Net cash (outflow)/inflow from operating activities	(67)	454	4,574	(76)	—	[e]	4,885
Net cash (outflow)/inflow from investing activities	(10,230)	(1,099)	(3,535)	(710)	1,368	[f]	(14,206)
Net cash inflow/(outflow) from financing activities	5,383	715	(86)	648	(1,368)[f]		5,292

Net (decrease)/increase in cash and cash equivalents	(4,914)	70	953	(138)	—		(4,029)

Cash and cash equivalents, beginning of the year	10,870	1,327	2,999	230	—		15,426
Exchange differences on cash and cash equivalents	(270)	—	—	1	—		(269)

Cash and cash equivalents, end of the year	5,686	1,397	3,952	93	—		11,128

	For the Year Ended December 31, 2021
	Parent	VIE and its consolidated subsidiaries	WOFEs	Other subsidiaries	Eliminating adjustments		Consolidated totals
	(RMB in millions)
Net cash inflow/(outflow) from operating activities	69	(671)	5,628	213	—	[e]	5,239
Net cash (outflow)/inflow from investing activities	(1,064)	(3,554)	(5,005)	95	3,529	[f]	(5,999)
Net cash (outflow)/inflow from financing activities	(3,571)	3,462	(71)	(1)	(3,529)[f]		(3,710)

Net (decrease)/ increase in cash and cash equivalents	(4,566)	(763)	552	307	—		(4,470)

Cash and cash equivalents, beginning of the year	5,686	1,397	3,952	93	—		11,128
Exchange differences on cash and cash equivalents	(59)	—	—	(8)	—		(67)

Cash and cash equivalents, end of the year	1,061	634	4,504	392	—		6,591

For the eliminating adjustments:

a)	Represents the elimination of Service Charges between the VIEs and our PRC subsidiaries.

b)	Represents the elimination of the investments in the VIEs and our PRC subsidiaries.

c)	Represents the elimination of intercompany balance between Tencent Music Entertainment Group, the VIEs, and our subsidiaries.

d)

Represents the Services Charges between Tencent Music Entertainment Group, the VIEs and our PRC subsidiaries, which were eliminated at the consolidation level. The intercompany revenues and costs in relation to the Service Charges to the VIEs by our PRC subsidiaries amounted to RMB7,895 million, RMB9,497 million and RMB13,039 million (US$2,046 million), for the year ended December 31, 2019, 2020 and 2021, respectively.

e)

The cash flows which have occurred between Tencent Music Entertainment Group, the VIEs and our PRC subsidiaries represents the intercompany services fees which were eliminated at the consolidation level. In 2019, 2020 and 2021, the VIEs transferred RMB11,769 million, RMB15,372 million and RMB17,743 million (US$2,784 million), respectively, to our PRC subsidiaries as Service Charge, which were eliminated at the consolidated level.

f)

Represents the elimination of intercompany fund transfers between Tencent Music Entertainment Group, the VIEs and our PRC subsidiaries. The intercompany fund transfers from WOFEs to the VIEs, which were eliminated at consolidated level, amounted to RMB53 million, RMB717 millions and RMB3,524 million (US$553 million), for the year ended December 31, 2019, 2020 and 2021, respectively.

Restrictions on Foreign Exchange and the Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors

In the future, if and when we become profitable, Tencent Music Entertainment Group’s ability to pay dividends, if any, to its shareholders and ADS holders and to service any debt it may incur will depend upon dividends paid by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to

Tencent Music Entertainment Group. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our PRC subsidiaries may not have sufficient distributable profits to pay dividends to us in the near future.

Furthermore, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in our ADSs. Further, we cannot assure you that new regulations or policies will not be promulgated in the future, which may further restrict the remittance of RMB into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment to be made from time to time, that our current or future PRC subsidiaries will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends outside of the PRC. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Tencent Music Entertainment Group. In addition, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.

For PRC and United States federal income tax consideration of an investment in the ADSs, see the section headed “Taxation” in this prospectus and “Item 10. Additional Information—10.E. Taxation” in our 2021 Form 20-F.

Recent PRC Regulatory Developments

Cybersecurity Review Measures

On December 28, 2021, the CAC and several other regulatory authorities in China jointly promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022. Pursuant to the Cybersecurity Review Measures, (i) where the relevant activity affects or may affect national security, a critical information infrastructure operator (“CIIO”) that purchases network products and services, or an internet platform operator that conducts data process activities, shall be subject to the cybersecurity review, (ii) an application for cybersecurity review shall be made by an issuer who is an internet platform operator holding personal information of more than one million users before such issuer applies to list its securities on a foreign stock exchange, and (iii) relevant governmental authorities in the PRC may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security.

Since the Cybersecurity Review Measures are relatively new, significant uncertainties exist in relation to their interpretation and implementation. We cannot rule out the possibility that we, or certain of our customers or suppliers, may be deemed as a CIIO. If we are deemed as a CIIO, our purchase of network products or services, if deemed to be affecting or may affect national security, will need to be subject to cybersecurity review, before we can enter into agreements with relevant customers or suppliers, and before the conclusion of such procedure, these customers will not be allowed to use our products or services, and we are not allowed to purchase products or services from our suppliers. For details of the associated risks, see “Risk Factors—Risks Related to Our Business and Industry—Complying with evolving laws and regulations regarding cybersecurity, information security, privacy and data protection and other related laws and requirements may be expensive and may force us to make adverse changes to our business. Many of these laws and regulations are subject to changes and uncertain interpretations, and any failure or perceived failure to comply with these laws and regulations could result in negative publicity, legal proceedings, suspension or disruption of operations, increased cost of operations, or otherwise harm our business” in Exhibit 99.1 to the Supplemental 6-K.

Potential CSRC Approval and Filing Required for Issuance and Listing of Securities Overseas

On December 24, 2021, the CSRC published the draft Administrative Provisions of the State Council on the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Provisions, and the draft Measures for the Overseas Issuance and Listing of Securities Record-filings by Domestic Companies (Draft for Comments) for public comments. These draft regulations stipulate that PRC domestic companies that seek to offer and list securities in overseas markets directly or indirectly shall complete the filing procedures with and report relevant information to the CSRC. Pursuant to these drafts, if the issuer meets the following conditions, its offering and listing will be deemed as an “indirect overseas offering and listing by a PRC domestic company” and is therefore subject to the filing requirement: (i) the revenues, profits, total assets or net assets of the Chinese operating entities in the most recent financial year accounts for more than 50% of the corresponding data in the issuer’s audited consolidated financial statements for the same period; (ii) the majority of senior management in charge of business operation are Chinese citizens or have domicile in PRC, and its principal place of business is located in PRC or main business activities are conducted in PRC. The domestic enterprises should submit filing documents to CSRC within three business days after the submission of the application for overseas initial public offering, and after completing the filing procedures for an overseas initial public offering and listing, for the purposes of implementing and strengthening the CSRC’s supervision, the issuer will need to comply with continuous filing and reporting requirements after such offering and listing, among others, including the following: (i) reporting material events which arose prior to such offering and listing, (ii) filing for follow-on offerings after the initial offering and listing, (iii) filing for transactions in which the issuer issues securities for acquiring assets, and (iv) reporting material events after the initial offering and listing. However, the Draft Overseas Listing Regulations and the Draft Overseas Listing Measures were released for public comment only, there remains substantial uncertainty, including but not limited to its final content, adoption timeline, effective date or relevant implementation rules.

We cannot assure you that we will not be required to obtain the approval of or complete the filing with the CSRC or other regulatory authorities to maintain the listing status of our ADSs on the NYSE or to conduct offerings of securities in the future. For details of the associated risks, see “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure—The approval, filing or other requirements of the China Securities Regulatory Commission or other PRC government authorities may be required under PRC law in connection with our issuance of securities overseas” in our 2021 Form 20-F.

Implication of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations. Our auditor, the independent registered public accounting firm that issues the audit report included in our 2021 Form 20-F, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is currently not inspected by the PCAOB. Final rules implementing the submission and disclosure requirements in the HFCAA were adopted by the SEC on December 2, 2021 and generally became effective on January 10, 2022. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections. On May 26, 2022, we were conclusively identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completed by the PCAOB in connection with our filing of our 2021 Form 20-F. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. The PCAOB is expected to reassess its determinations for purposes of the HFCAA by the end of 2022. However, uncertainties exist with respect to the implementation of these provisions and there is no assurance that the PCAOB will be able to execute, in a timely manner, its future inspections and investigations in a manner that satisfies the Statement of Protocol. For the details of the risks associated with the enactment of the HFCAA, see “Risk Factors—Risks Related to Doing Business in China—The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections,” “Risk Factors—Risks Related to Doing Business in China—Our ADSs may be delisted and our ADSs and shares prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, or the HFCAA, if the PCAOB is unable to inspect and fully investigate auditors located in China. On December 16, 2021, PCAOB issued the HFCAA Determination Report, according to which our auditor is subject to the determinations that the PCAOB is unable to inspect and investigate completely. Under the current law, delisting and prohibition from over-the-counter trading in the U.S. could take place in 2024,” and “Risk Factors—Risks Related to Doing Business in China—The potential enactment of the Accelerating Holding Foreign Companies Accountable Act would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ADSs may be prohibited from over-the-counter trading or delisted. If this bill is enacted, our ADSs could be delisted from the exchange and prohibited from over-the-counter trading in the U.S. in 2023” in Exhibit 99.1 to the Supplemental 6-K.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under the section “Item 3. Key Information—3.D. Risk Factors” in our 2021 Form 20-F and the section “Risk Factors” in Exhibit 99.1 to the Supplemental 6-K, which are incorporated into this prospectus by reference, and any additional risk factors disclosed in any accompanying prospectus supplement or any other document incorporated by reference in this prospectus before investing in any securities that may be offered pursuant to this prospectus. Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s). The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

We will not receive any proceeds from the sale of our Class A ordinary shares or ADSs by the selling shareholders (if any).

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association (as amended and restated from time to time), or Articles of Association, and Companies Act (As Revised) of the Cayman Islands, which we refer to as Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital consists of US$3,984,000 divided into 48,000,000,000 ordinary shares of a par value of US$0.000083 each, comprising (i) 4,800,000,000 Class A ordinary shares of a par value of US$0.000083 each, (ii) 4,800,000,000 Class B ordinary shares of a par value of US$0.000083 each, and (iii) 38,400,000,000 shares of a par value of US$0.000083 each of such class or classes (however designated) as the Board of Directors may determine in accordance with the Articles of Association. As of the date of this prospectus, there are 3,390,154,264 ordinary shares that are issued and outstanding, consisting of 1,675,015,086 Class A ordinary shares (including 226,730,100 Class A ordinary shares represented by ADSs that have been repurchased by us from open market) and 1,715,139,178 Class B ordinary shares.

The following are summaries of material provisions of our sixth amended and restated Articles of Association, and the Companies Act as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue share to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our sixth amended and restated Articles of Association and the Companies Act. Our sixth amended and restated Articles of Association provides that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless our board of directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Conversion. Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon (i) any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to a person or an entity which is not an affiliate of such holder, or (ii) a change of beneficial ownership of any Class B ordinary shares as a result of which any person who is not an affiliate of registered holders of such Class B ordinary shares becomes a beneficial owner of such Class B ordinary shares, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share. There is no limit on the circumstances where holders of Class B ordinary shares may transfer or otherwise dispose of their Class B ordinary shares.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A ordinary share shall be entitled to one vote on all matters subject to a vote at general meetings of the shareholders, and each Class B ordinary share shall be entitled to 15 votes on all matters subject to a vote at general meetings of the shareholders.

A quorum required for a meeting of shareholders consists of one or more shareholders holding a majority of all votes attaching to all issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our sixth amended and restated Articles of Association provides that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our board of directors. We, however, will hold an annual shareholders’ meeting for each fiscal year as required by the Listing Rules of the NYSE. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman of the board or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of all votes attaching to all issued and outstanding shares entitled to vote at general meetings, in which case our board of directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our sixth amended and restated Articles of Association does not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least seven calendar days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our sixth amended and restated Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions in our sixth amended and restated Articles of Association as set out below, any of our shareholders may transfer all or any of its, his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our board of directors may from time to time require is paid to us in respect thereof.

If our board of directors refuses to register a transfer it shall, within two calendar months after the date on which the instrument of transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine; provided always that such registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.

Liquidation. On a winding up of the Company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary shares will be the same in any liquidation event.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issuance of such shares, by our board of directors. We may also repurchase any of our shares (including redeemable shares) provided that the manner and terms of such purchase have been approved by our board of directors, or are otherwise authorized by our sixth amended and restated Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issuance of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares issued and outstanding or (iii) if we have commenced liquidation. In addition, we may accept the surrender of any fully paid up share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes of shares, the rights attached to any such class of shares may, subject to any rights or restrictions for the time being attached to any class of shares, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of the class by two-thirds of the votes cast at such a meeting. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares or the redemption or purchase of any shares of any class by our company.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than our Articles of Association and any special resolutions passed by our shareholders, and the register of mortgages and charges of our company).

Issuance of Additional Shares. Our sixth amended and restated Articles of Association authorizes our board of directors to issue additional ordinary shares, to the extent authorized but unissued, from time to time as our board of directors shall determine.

Our sixth amended and restated Articles of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights and voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our sixth amended and restated Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our sixth amended and restated Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Registered Office and Objects

Our registered office in the Cayman Islands is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104.

According to Clause 3 of our sixth amended and restated Articles of Association, the objects for which we are established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

Differences in Corporate Law

The Companies Act of the Cayman Islands is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of its, his or her shares (which, if not agreed between the parties, will be determined by a Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which it, he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the ground that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, a Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of a company to challenge actions where:

•	the company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our sixth amended and restated Articles of Association provides that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such directors or officers in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our sixth amended and restated Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its shareholders. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction is fair to the corporation and its shareholders.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: (i) a duty to act bona fide in the best interests of the company; (ii) a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so); (iii) a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party; and (iv) a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company also owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our sixth amended and restated Articles of Association provides that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held, and any such resolution in writing shall be as valid and effective as if the same had been passed at a general meeting of our company duly convened and held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our sixth amended and restated Articles of Association allows any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings as at the date of the deposit of the requisition to requisition an extraordinary general meeting of our shareholders, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Articles of Association does not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director nominee, which increases the shareholder’s voting power with respect to electing such director nominee. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Articles of Association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our sixth amended and restated Articles of Association, directors may be removed from office by ordinary resolution of our shareholders or the affirmative vote of a simple majority of the other directors present and voting at a board meeting, notwithstanding anything in our Articles of Association or in any agreement between our Company and such director (but without prejudice to any claim for damages under such agreement). A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to our company; (iv) is prohibited by law from being a director; or (v) is removed from office pursuant to any other provisions of our sixth amended and restated Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for a Delaware corporation in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the corporation’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. A court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders, or, if we are unable to pay our debts as they fall due, by an ordinary resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our sixth amended and restated Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two-thirds of the issued shares of that class or with the sanction of a resolution passed at a general meeting of the holders of the shares of that class by two-thirds of the votes cast at such a meeting.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our sixth amended and restated Articles of Association, our Articles of Association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders. There are no limitations imposed by our sixth amended and restated Articles of Association on the rights of nonresident or foreign shareholders to hold or exercise voting rights of our shares. In addition, there are no provisions in our sixth amended and restated Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Senior Unsecured Notes

On September 3, 2020, we issued US$800 million aggregate principal amount of senior unsecured notes consisting of US$300 million of 1.375% notes due 2025 and US$500 million of 2.000% notes due 2030.

Option and Restricted Share Grants

We have granted options to purchase our ordinary shares and restricted shares to certain of our executive officers and employees. See “Item 6. Directors, Senior Management and Employees—6.B. Compensation—Share Incentive Plans” in our 2021 Form 20-F, which is incorporated into this prospectus by reference.

Registration Rights

Pursuant to the registration rights agreement by among the Company, the shareholders of the Company and certain other parties named therein dated November 16, 2018 which became effective immediately upon the completion of our initial public offering on December 11, 2018, we have granted certain registration rights to our shareholders, except Spotify AB.

Set forth below is a description of the registration rights granted under the registration rights agreement. For the purposes of such description: (i) holders means any shareholder holding registrable securities or certain party assigned by a holder, and registrable securities include, among others, any Class A ordinary shares held by any shareholder including those issued as (or issuable upon the exchange, conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution); and (ii) references to “holders” or “shareholders” do not include Spotify AB.

Demand Registration Rights. At any time upon six months following the effective date of a qualified initial public offering (for which our initial public offering qualifies), upon a written request from the holders of at least 30% of the registrable securities then outstanding, we shall, within thirty days after the receipt thereof, give a written notice of such request to all holders or any assignees and shall, use our best efforts to effect as soon as practicable, the registration under the Securities Act of all registrable securities which the holders request to be registered within 20 days after the mailing of such notice by us. If the underwriter advises the holders initiating the registration request pursuant to the demand registration rights in writing that marketing factors require a limitation on the number of shares to be underwritten, then the initiating holders shall so advise all holders of the registrable securities which would otherwise be underwritten pursuant hereto, and the amount of registrable securities that may be included in the underwriting shall be allocated among all holders thereof, including the initiating holders, in proportion (as nearly as practicable) to the amount of our registrable securities held by each holder, subject to certain limitations. If the reduction reduces the total amount of registrable securities included in such underwriting to less than 30% of the registrable securities initially requested for registration, such offering shall not be counted as a demand registration. However, we are not obligated to proceed with a demand registration, in each case subject to certain exceptions: (i) after we have effected two registrations pursuant to any exercise of demand registration rights and such registrations have been declared or ordered effective, or have been closed or withdrawn at the request of the initiating holders; (ii) during the period commencing on the date 60 days prior to the date of filing of, and ending on the date 180 days after the effective date of a company registration; or (iii) if the initiating holders propose to dispose of registrable securities that may be immediately registered on Form F-3 or Form S-3 (or any successor form that provides for short-form registration) under the Securities Act. In addition, we have the right to defer filing of a registration statement, subject to certain exceptions, for a period of not more than 120 days after receipt of the request from the initiating holders if our president or chief executive officer stating that in good faith judgment of our board of directors, that the filing of a registration statement would be seriously detrimental to us and our shareholders.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities, we must offer holders of our registrable securities an opportunity to include in the registration the registrable securities that the holders have requested to be registered. There shall be no limit on the number of times the holders may request registration of registrable securities pursuant to such piggyback registration rights. If the managing underwriters of any underwritten offering determine in good faith that marketing factors require a limitation on the number of shares to be underwritten, then such managing underwriters may exclude shares (including registrable securities) from the registration and the underwriting, subject to certain limitations.

Form F-3 or S-3 Registration Rights. In case we receive from holders of at least 30% of registrable securities then outstanding written requests that we effect a registration on Form F-3 or Form S-3, as the case may be, we shall, subject to certain limitations, file a registration statement on Form F-3 or Form S-3 covering the registrable securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the holders.

Expenses of Registration. We will bear all registration expenses incurred in connection with any demand, piggyback or Form F-3 or Form S-3 registration, subject to certain limitations.

Termination of Registration right. No shareholder shall be entitled to exercise any such registration right after the earlier of (i) five years following the consummation of a qualified initial public offering (for which our initial public offering qualifies); or (ii) such time as Rule 144 is available for the sale of all (and not less than all)

of such shareholder’s ordinary shares (with all transfer restrictions and restrictive legends removed upon such sale) to the public during a ninety day period without registration.

Spotify Investor Agreement

On December 15, 2017, as part of the transactions with Spotify (as described in “Item 7. Major Shareholders and Related Party Transaction—7.B. Related Party Transactions—Transactions with Tencent—Co-investment in Spotify” in our 2021 Form 20-F), an investor agreement (the “Spotify Investor Agreement”) was entered into by and among Tencent, Spotify, Spotify AB, a wholly-owned subsidiary of Spotify (together with Spotify and their respective controlled affiliates, the “Spotify Investors”), and us in connection with the issuance of certain number of our ordinary shares to Spotify AB.

Pursuant to the Spotify Investor Agreement, the Spotify Investors agreed that (i) Tencent shall have the sole and exclusive right to vote, in its sole and absolute discretion, any of our securities beneficially owned by the Spotify Investors; and (ii) the Spotify Investors shall not vote on our securities they beneficially own unless Tencent provides explicit written instructions as to voting on such securities or Tencent provides explicit written notice that the Spotify Investors shall be permitted to vote on such securities without regard to any instructions of Tencent. The Spotify Investors also irrevocably appointed Tencent their true and lawful proxy and attorney to vote on our securities beneficially owned by them. These limitations, however, do not prevent the Spotify Investors to vote our securities they beneficially own with respect to any proposal by us to make changes to any of the contractual arrangements through which we obtain effective control over, and are able to consolidate the results of operations of, the VIEs in the PRC.

Spotify and Spotify AB agreed that, subject to limited exceptions, for a period of five years from December 15, 2017, unless invited to do so by our board of directors or with our written consent, neither Spotify nor Spotify AB shall, directly or indirectly or alone or in concert with any other person, engage in a number of activities, including, among other things:

•	acquire, offer or propose to acquire, or agree to acquire any economic interest in any of our securities;

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enter into, engage in, or participate in any acquisition, merger or other business combination, recapitalization, restructuring, or other extraordinary transaction relating to us or a transaction for all or a substantial portion of our consolidated assets;

•	make, or in any way participate in, any “solicitation” of “proxies” to vote, or seek or propose to advise, influence or encourage any person with respect to the voting of any of our securities;

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initiate, induce or attempt to induce, cooperate or collaborate with, any other person in connection with any shareholder proposal or withhold vote campaigns or any tender or exchange offer for our equity securities, any change of control of us or the convening of a meeting of shareholders;

•	seek or propose to influence, advise, change or control our management, board of directors, or governing instruments or policies, affairs or strategies; or

•	make any statement or publicly disclose any intention, plan, arrangement or other contract that is prohibited by, or inconsistent with, any of the foregoing.

Subject to limited exceptions, the Spotify Investor Agreement shall terminate upon the earlier to occur of (i) the mutual written agreement of Spotify or Spotify AB, as applicable, and us; and (ii) the date on which Spotify or Spotify AB, as applicable, and its controlled affiliates, taken together, no longer beneficially own any of our securities.

In connection with the Spotify Investor Agreement, Tencent signed a voting undertaking in which it agreed and undertook that, to the extent it exercises the rights assigned to it by the Spotify Investors in respect of the Subject Shares (as defined below) pursuant to the Spotify Investor Agreement, Tencent will vote, or cause to be voted, such shares in proportion to the votes for and against cast by holders of our securities other than the Spotify Investors. “Subject Shares” for the purpose of such voting undertaking refer to (i) 50% of the number of our ordinary shares acquired by Spotify pursuant to the Spotify Transactions, minus (ii) the number of our securities (if any) that have been transferred and no longer beneficially owned by the Spotify Investors.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent two Class A ordinary shares (or a right to receive two Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR, which contains the terms of your ADSs. Directions on how to obtain copies of those documents are provided on “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent

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Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

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Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

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Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancelation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For
• US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancelation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• US$.05 (or less) per ADS	• Any cash distribution to ADS holders

• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

• US$.05 (or less) per ADS per calendar year	• Depositary services

• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary	• Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

• Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request.

Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancelation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

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the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant.

Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us, respectively, that the courts of the Cayman Islands and China, respectively, would unlikely:

•

to recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and

•

in original actions brought in each respective jurisdiction, to impose liabilities against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided such judgment (a) is final and conclusive and for a liquidated sum, (b) is not in respect of taxes, a fine or a penalty, (c) inconsistent with a Cayman Islands judgment in respect of the same matter, (d) is not impeachable on the grounds of fraud, (e) is not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law. See “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China— Uncertainties with respect to the PRC legal system, including those regarding the enforcement of laws, and sudden or unexpected changes in policies, laws and regulations in China, could materially and adversely affect us” in our 2021 Form 20-F.

TAXATION

Material Cayman Islands, PRC and United States federal income tax consequences of the ownership and disposition of the securities offered by this prospectus will be set forth in any accompanying prospectus supplement or free writing prospectus relating to the offering of those securities.

SELLING SHAREHOLDERS

Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer, sell and lend some or all of the Class A ordinary shares or ADSs of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders (if any) may sell the Class A ordinary shares or ADSs to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders (if any) may also sell, transfer or otherwise dispose of Class A ordinary shares or ADSs in transactions exempt from the registration requirements of the Securities Act.

If any selling shareholder is to offer and sell Class A ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement, which will set forth the name of each such selling shareholder, the number of Class A ordinary shares or ADSs beneficially owned by each such selling shareholder, and the number of Class ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders (if any) have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and /or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•

through a block trade in which the broker or dealer engaged to hand le the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers in negotiated sales or competitively bid transactions; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We and /or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We and /or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We and /or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we and /or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We and /or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we and /or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we and /or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and /or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the public offering or purchase price;

•	the proceeds from such sale;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Tencent Music Entertainment Group and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. As indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in any offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Davis Polk & Wardwell LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website ir.tencentmusic.com. The information contained on our website is not a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 26, 2022 (File No. 001-38751);

•

Exhibit 99.1 titled “Tencent Music Entertainment Group Supplemental and Updated Disclosures” and Exhibit 99.2 title “Unaudited Condensed Consolidated Interim Financial Information” to our current report on Form 6-K furnished to the SEC on September 15, 2022 (File No. 001-38751);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•

the description of the securities contained in our registration statement on Form 8-A filed on December 3, 2018 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Tencent Music Entertainment Group

Unit 3, Building D, Kexing Science Park

Kejizhongsan Avenue, Hi-tech Park

Nanshan District, Shenzhen, 518057

the People’s Republic of China

+86-755-8601-3388

Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

Information Not Required in Prospectus

Item 8.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors and officers, other than by reason of such director or officer’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director of officer in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere.

The form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Pursuant to the indemnification agreements between us and our directors and officers, the form of which was filed as Exhibit 10.1 to our registration statement on Form F-1 (File No. 333-227656) that was filed with the SEC on December 3, 2018, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer.

Item 9.	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

Item 10.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof ) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)( l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1 filed on October 2, 2018, as amended) (Securities Act File No. 333-227656)

4.2	Form of Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Shares (incorporated herein by reference to Exhibit (a) to the registration statement on Form F-6 filed on November 30, 2018, as amended) (Securities Act File No. 333-228610)

4.3	Registrant’s Specimen American Depository Receipt (included in Exhibit 4.2)

4.4	Registration Rights Agreement among the Registrant, the shareholders of the Registrant and certain other parties named therein dated November 16, 2018 (incorporated herein by reference to Exhibit 10.59 to the registration statement on Form F-1 (File No. 333-227656), as amended, initially filed with the SEC on October 2, 2018)

4.5	Investor Agreement by and among the Registrant, Tencent Holdings Limited, Spotify Technology S.A. and Spotify AB dated December 15, 2017 (incorporated herein by reference to Exhibit 10.14 to the registration statement on Form F-1 (File No. 333-227656), as amended, initially filed with the SEC on October 2, 2018)

4.6	Form of Indenture between the Registrant and The Bank of New York Mellon, as trustee (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-3 (File No. 333-248253) filed by the Registrant with the Securities and Exchange Commission on August 24, 2020)

4.7	First Supplemental Indenture, dated as of September 3, 2020, between the Registrant and The Bank of New York Mellon (incorporated herein by reference to Exhibit 4.1 to the current report on Form 6-K (File No. 001-38751) furnished to the SEC on September 4, 2020)

4.8	Form of US$300,000,000 1.375% Notes due 2025 (included in Exhibit 4.7)

4.9	Form of US$500,000,000 2.000% Notes due 2030 (included in Exhibit 4.7)

5.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters

8.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2**	Opinion of Han Kun Law Offices regarding certain PRC law matters

23.1**	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3**	Consent of Han Kun Law Offices (included in Exhibit 8.2)

23.4**	Consent of Shanghai iResearch Co., Ltd.

24.1**	Power of attorney (included on signature page hereof)

107.1**	Calculation of Filing Fee Table

*

To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, People’s Republic of China, on September 15, 2022.

Tencent Music Entertainment Group

By:	/s/ Zhu Liang
Name: Zhu Liang
Title: Chief Executive Officer, Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Zhu Liang and Ms. Min Hu, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on September 15, 2022.

Signature	Title

/s/ Cussion Kar Shun Pang	Executive Chairman
Cussion Kar Shun Pang

/s/ Zhu Liang	Chief Executive Officer, Director (principal executive officer)
Zhu Liang

/s/ Zhenyu Xie	President, Chief Technology Officer, Director
Zhenyu Xie

/s/ James Gordon Mitchell	Director
James Gordon Mitchell

/s/ Brent Richard Irvin	Director
Brent Richard Irvin

/s/ Matthew Yun Ming Cheng	Director
Matthew Yun Ming Cheng

/s/ Edith Manling Ngan	Independent Director
Edith Manling Ngan

/s/ Adrian Yau Kee Mak	Independent Director
Adrian Yau Kee Mak

/s/ Jeanette Kim Yum Chan	Independent Director
Jeanette Kim Yum Chan

/s/ Min Hu	Chief Financial Officer (principal financial and accounting officer)
Min Hu

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Tencent Music Entertainment Group has signed this registration statement or amendment thereto in New York on September 15, 2022.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.